The Palmetto Bank
News Release


FOR IMMEDIATE RELEASE                         For More Information Contact:
October 22, 2004                              Ida Smith, 864/984-8395
                                              ismith@palmettobank.com



                        Palmetto Bancshares, Inc. Reports
                     10% Increase in Third Quarter Earnings


UPSTATE, SC - Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, announced earnings totaling $3.1 million for the quarter ended September 30, 2004, reflecting a 10% increase in quarterly net income compared to the same period of 2003. Net income per diluted share for the third quarter was $.49, a 9% increase over $.45 per share reported for the same period of 2003.

Excellent earnings in the third quarter were due primarily to an 8% increase in net interest income after the provision expense while at the same time holding noninterest expense to a 1% increase compared to third quarter 2003.

Net income for the nine months ended September 30, 2004, was $9.0 million, an increase of 6% from net income of $8.5 million reported for the same period in 2003. Net income per diluted share for the nine months ended September 30, 2004, was $1.41, a 7% increase over $1.32 per share reported for the same period of 2003.

Total assets at September 30, 2004, were $965.8 million, an increase of 9% compared to September 30, 2003. Total loans increased 11% to $751 million at September 30, 2004, from September 30, 2003, while total deposits rose to $820 million, a 2% increase when compared over the same periods.

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Third Quarter Earnings Report
The Palmetto Bank
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"We are  pleased  to report  that the Bank  continues  to have a strong  year in
2004," said Leon Patterson. "We attribute this success to a dedicated staff and a strong focus on the strategic direction of our company. Maintaining our focus on serving Upstate South Carolina, we will break ground on a new office in Easley in December, with the branch opening scheduled for third quarter 2005."

Serving the Upstate for 98 years, The Palmetto Bank manages $1.6 billion in assets including commercial banking, trust, brokerage and mortgage servicing. The Palmetto Bank is an independent bank with 30 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, and Spartanburg.

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